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                                               | Estimated average burden      |
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                         (Amendment No. ______________)*

                            New Era of Networks, Inc.
               --------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               --------------------------------------------------
                         (Title of Class of Securities)

                                   0006443121
                         -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  2  of   15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Venture Fund II, L.P.                                         |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  949,836                                          |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|    REPORTING    |        |  0                                                |
|       WITH      |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  949,836                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  949,836                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  10.5%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  3  of   15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Management Partners II, L.P.                                  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  949,836                                          |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|    REPORTING    |        |  0                                                |
|       WITH      |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  949,836                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  949,836                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  10.5%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  4  of   15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Venture Partners, L.P.                                        |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  949,836                                          |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|    REPORTING    |        |  0                                                |
|       WITH      |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  949,836                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  949,836                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  10.5%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  5  of   15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Venture Corporation                                           |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  949,836                                          |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|    REPORTING    |        |  0                                                |
|       WITH      |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  949,836                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  949,836                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  10.5%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  6  of   15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Steven Lazarus                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  10,000                                           |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  949,836                                          |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|    REPORTING    |        |  10,000                                           |
|       WITH      |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  949,836                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  959,836                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  10.6%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  7  of   15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Keith Crandell                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  8,333                                            |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  949,836                                          |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|    REPORTING    |        |  8,333                                            |
|       WITH      |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  949,836                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  958,169                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  10.6%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  8  of   15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Robert Nelsen                                                      |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  6,950                                            |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  949,836                                          |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|    REPORTING    |        |  6,950                                            |
|       WITH      |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  949,836                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  956,786                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  10.6%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  9  of   15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------


Item 1(a). Name of Issuer: New Era of Networks, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 7400 East Orchard
           Road, Suite 230, Englewood, Colorado 80111.

Item 2(a). Names of Persons Filing: ARCH Venture Fund II, L.P. ("ARCH Venture
           Fund II"); ARCH Management Partners II, L.P. ("ARCH Management Partners II"); ARCH Venture Partners, L.P. ("ARCH Venture Partners"); ARCH Venture Corporation ("ARCH Venture Corporation"); Steven Lazarus, Keith Crandell and Robert Nelsen (collectively, the "Managing Directors"). ARCH Venture Fund II, ARCH Management Partners II, ARCH Venture Partners, ARCH Venture Corporation and the Managing Directors collectively are referred to as the "Reporting Persons."

Item 2(b). Address of Principal Business Office: The principal business address of the Reporting Persons is 8735 W. Higgins Road, Suite 235, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund II, ARCH Management Partners II and
           ARCH Venture Partners are limited partnerships organized under the laws of the State of Delaware. ARCH Venture Corporation is a corporation organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.0001 (the "Common
           Stock").

Item 2(e). CUSIP Number: 0006443121.

Item 3.    If this statement is filed pursuant to Rules  13d-1(b),  or
           -----------------------------------------------------------
           13d-2(b), check whether the person filing is a:
           ----------------------------------------------

              (a) [ ] Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act").

              (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

              (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act.

              (d) [ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.

              (e) [ ] Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940.

              (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule
                      13d-1(b)(1)(ii)(F) of the Act.

              (g) [ ] Parent Holding Company, in accordance with Rule
                      13d-1(b)(ii)(G) of the Act.

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  10  of  15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------

              (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                      Act.

           Not Applicable.

Item 4.    Ownership:
           ---------

           (a) Amount Beneficially Owned: Each of ARCH Venture Fund II, ARCH Management Partners II, ARCH Venture Partners, ARCH Venture Corporation may be deemed to own beneficially 949,836 shares of Common Stock as of December 31, 1997. Steven Lazarus may be deemed to own beneficially 959,836 shares of Common Stock as of December 31, 1997. Keith Crandell may be deemed to own beneficially 958,169 shares of Common Stock as of December 31, 1997. Robert Nelsen may be deemed to own beneficially 956,786 shares of Common Stock as of December 31, 1997. Each Managing Director expressly disclaims beneficial ownership of the 949,836 shares of Common Stock held by ARCH Venture Fund II.

               Steven Lazarus is record owner of 10,000 shares of Common Stock as of December 31, 1997. Keith Crandell is record owner of 8,333 shares of Common Stock as of December 31, 1997. Robert Nelsen is record owner of 6,950 shares of Common Stock as of December 31, 1997. ARCH Venture Fund II is the record owner of 949,836 shares of Common Stock as of December 31, 1997. ARCH Management Partners II is the sole general partner of ARCH Venture Fund II. ARCH Venture Partners is the sole general partner of ARCH Management Partners II. ARCH Venture Corporation is the sole general partner of ARCH Venture Partners. The Managing Directors are the managing directors of ARCH Venture Corporation.

           (b) Percent of Class: ARCH Venture Fund II, 10.5%; ARCH Management Partners II, 10.5%; ARCH Venture Partners, 10.5%; ARCH Venture Corporation, 10.5%; Steven Lazarus, 10.6%; Keith Crandell, 10.6%; and Robert Nelsen, 10.6%. The foregoing percentages are calculated based on the 9,059,919 shares of Common Stock reported to be outstanding in the Issuer's Quarterly report Form 10-Q for the quarterly period ending September 30, 1997.

           (c) Number of Shares as to Which Such Person Has:
               --------------------------------------------

               (i) Sole power to vote or to direct the vote: ARCH Venture Fund II, 0; ARCH Management Partners II, 0; ARCH Venture Partners, 0; ARCH Venture Corporation, 0; Steven Lazarus, 10,000; Keith Crandell, 8,333; and Robert Nelsen, 6,950.

               (ii) Shared power to vote or to direct the vote: ARCH Venture Fund II, 949,836; ARCH Management Partners II, 949,836; ARCH Venture Partners, 949,836; ARCH Venture Corporation, 949,836; Steven Lazarus, 949,836; Keith Crandell, 949,836; and Robert Nelsen, 949,836.

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  11  of  15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------


               (iii) Sole power to dispose or to direct the disposition of: ARCH Venture Fund II, 0; ARCH Management Partners II, 0; ARCH Venture Partners, 0; ARCH Venture Corporation, 0; Steven Lazarus, 10,000; Keith Crandell, 8,333; and Robert Nelsen, 6,950.

               (iv) Shared power to dispose or to direct the disposition of:
               ARCH Venture Fund II, 949,836; ARCH Management Partners II, 949,836; ARCH Venture Partners, 949,836; ARCH Venture Corporation, 949,836; Steven Lazarus, 949,836; Keith Crandell, 949,836; and Robert Nelsen, 949,836.


Item 5.    Ownership of Five Percent or Less of a Class:
           --------------------------------------------

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:
           ----------------------------------------------------------------

           Not Applicable.

Item 7.    Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company:
           ------------------------------------------------------------------

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group:
           ---------------------------------------------------------

           ARCH Venture Fund II, ARCH Management Partners II, ARCH Venture Partners, ARCH Venture Corporation and the Managing Directors expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.    Notice of Dissolution of Group:
           ------------------------------

           Not Applicable.

Item 10.   Certification:
           -------------

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  12  of  15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998                  ARCH VENTURE FUND II, L.P.

                                          By: ARCH Management Partners II, L.P.
                                              its General Partner

                                              By: ARCH Venture Partners II, L.P.
                                                  its General Partner

                                                  By: ARCH Venture Corporation
                                                      its General Partner

                                                      By: /s/ Keith Crandell
                                                          ----------------------
                                                          Managing Director


                                          ARCH MANAGEMENT PARTNERS II, L.P.

                                          By: ARCH Venture Partners II, L.P.
                                              its General Partner

                                              By: ARCH Venture Corporation
                                                  its General Partner

                                                  By: /s/ Keith Crandell
                                                      ----------------------
                                                      Managing Director


                                          ARCH VENTURE PARTNERS II, L.P.

                                          By: ARCH Venture Corporation
                                              its General Partner

                                              By: /s/ Keith Crandell
                                                  --------------------------
                                                  Managing Director

                                          ARCH VENTURE CORPORATION

                                          By:  /s/ Keith Crandell
                                               -----------------------------
                                               Managing Director

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  13  of  15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------


                               /s/ Steven Lazarus
                               ---------------------------------------
                               Steven Lazarus

                               /s/ Keith Crandell
                               ---------------------------------------
                               Keith Crandell

                               /s/ Robert Nelsen
                               ---------------------------------------
                               Robert Nelsen

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  14  of  15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------



                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT
                                    ---------

         Pursuant to Rule 13d-1-(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of New Era of Networks, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 12, 1998                  ARCH VENTURE FUND II, L.P.

                                          By: ARCH Management Partners II, L.P.
                                              its General Partner

                                              By: ARCH Venture Partners II, L.P.
                                                  its General Partner

                                                  By: ARCH Venture Corporation
                                                      its General Partner

                                                      By: /s/ Keith Crandell
                                                          ----------------------
                                                          Managing Director


                                          ARCH MANAGEMENT PARTNERS II, L.P.

                                          By: ARCH Venture Partners II, L.P.
                                              its General Partner

                                              By: ARCH Venture Corporation
                                                  its General Partner

                                                  By: /s/ Keith Crandell
                                                      --------------------------
                                                      Managing Director


                                          ARCH VENTURE PARTNERS II, L.P.

                                          By: ARCH Venture Corporation
                                              its General Partner

                                              By: /s/ Keith Crandell
                                                  ------------------------------
                                                  Managing Director

                                          ARCH VENTURE CORPORATION

                                          By:  /s/ Keith Crandell
                                               ---------------------------------
                                               Managing Director

-------------------------                           ---------------------------
|CUSIP NO. 0006443121   |           13G            |   Page  15  of  15  Pages |
|          ----------   |                          |        ---     ---        |
-------------------------                           ---------------------------



                               /s/ Steven Lazarus
                               ---------------------------------------
                               Steven Lazarus

                               /s/ Keith Crandell
                               ---------------------------------------
                               Keith Crandell

                               /s/ Robert Nelsen
                               ---------------------------------------
                               Robert Nelsen